Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

JEFFERSONVILLE BANCORP

UNDER SECTION 402

OF THE

BUSINESS CORPORATION LAW

I, the undersigned natural person of the age of eighteen (18) years or more, acting as an incorporator of a corporation (hereinafter called the "Corporation") under the New York Business Corporation Law, do hereby adopt the following Certificate of Incorporation for the Corporation:

ARTICLE ONE: NAME

The name of the Corporation is Jeffersonville Bancorp.

ARTICLE TWO: DURATION

The Corporation's period of duration is perpetual.

ARTICLE THREE: PURPOSE

The purpose or purposes for which the Corporation is organized are:

(a)	To act as a bank holding company;
(b)	To act as a bank holding company and transact any and all lawful business for which such corporations may be incorporated under the New York Business Corporation Law;
(c)	To buy, sell, lease, and deal in services, personal property, and real property which can be performed by bank holding companies;
(d)	To do each and everything necessary, suitable, or proper for the accomplishment of any of the purposes or for the attainment of any one or more of the objects herein enumerated or which at any time appear conducive to or expedient for the protection or benefit of the Corporation.

The foregoing clauses shall be construed as powers as well as objects and purposes, and the matter expressed in each clause shall, unless herein otherwise expressly provided, be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent objects, purposes and powers, and shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the Corporation.

ARTICLE FOUR: STOCK (AS AMENDED 4-29-2003, 10-17-1989, 4-21-1987, 12-10-1984)

The aggregated number of shares which the Company shall have authority to issue is 11,250,000 shares of common stock of the par value of $0.50 per share.

ARTICLE FIVE: PREEMPTIVE RIGHTS GRANTED (AS AMENDED 12-10-1984)

The holders of shares of common stock of the Corporation shall have preemptive rights with respect to common stock of the Corporation as provided in §622 of the New York Business Corporation Law, as amended. Such rights may be extinguished as if such rights had never been granted or never existed by, and immediately upon, the vote of two-thirds of the shareholders of the Corporation who possess such rights.

ARTICLE SIX: COMMENCING BUSINESS

The Corporation will not commence business until it has received consideration for the issuance of its shares amounting to One Thousand Dollars ($1,000.00) in value and consisting of money, labor done, or property actually received.

ARTICLE SEVEN: CUMULATIVE VOTING (AS AMENDED 4-26-11)

Reserved.

ARTICLE EIGHT: VOTING

Except where otherwise provided in this Certificate of Incorporation or the bylaws of the Corporation, the holders of the common shares shall have the exclusive voting rights and powers, including the exclusive right to notice of shareholders' meetings.

ARTICLE NINE: ADOPTION OF BYLAWS

The Board of Directors of the Corporation shall adopt the initial bylaws of the Corporation and may thereafter alter, amend, or repeal the bylaws of the Corporation or may adopt new bylaws, subject to the shareholders' concurrent right to alter, amend, or repeal the bylaws or to adopt new bylaws. The shareholders may provide that any or all bylaws altered, amended, repealed, or adopted by the shareholders shall not be altered, amended, re-enacted, or repealed by the Board of Directors of the Corporation.

ARTICLE TEN: INTERESTED PARTIES

A contract or transaction between the Corporation and any other Person (as used herein the term "Person" means an individual, firm, trust, partnership, joint venture, association, corporation, political subdivision or instrumentality, or other entity) shall not be affected or invalidated by the fact that (a) any director, officer, or security holder of the Corporation is also a party to, or has a direct or indirect interest in, such contract or transaction; or (b) any director, officer, or security holder of the Corporation is in any way connected with such other Person or with any of its officers or directors.

Every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or of any Person in which he has any interest, whether or not the interested director's presence at a meeting or his vote or votes were necessary to obligate the Corporation in such transaction, if such interest shall have been disclosed to, or known to, the Corporation's directors or shareholders who shall have approved such transaction.

ARTICLE ELEVEN: INDEMNIFICATION

Section A.        The Corporation shall indemnify any person who was or is a party or is threatened with being made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (all such actions, suits, and proceedings and accompanying modifiers being comprehended by the term "Proceeding") (excluding actions by, or in the right of, the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Person. Such indemnification may be made only against those expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if (i) he is successful on the merits or otherwise; or (ii) he acted in the transaction which is the subject of the Proceeding in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, nor, with respect to any criminal Proceeding, that he had reasonable cause to believe that his conduct was unlawful.

Section B.        The Corporation shall indemnify any person who was or is a party or is threatened with being made a party to a Proceeding by or in the right of the Corporation by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Person. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if (i) he is successful on the merits or otherwise; or (ii) he acted in the transaction which is the subject of the proceeding in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation. However, no indemnification may be made in respect of any claim, issue, or matter in relation to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation. Notwithstanding the foregoing exception, indemnification may be made to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court of appropriate jurisdiction shall deem proper.

Section C.        Any indemnification under Section A or Section B of this Article (other than one ordered by a court) may be made by the Corporation only upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth in such Section. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such Proceeding; or, if such a quorum is not obtainable (or, even if obtainable, if a quorum of disinterested directors so directs), by independent legal counsel in a written opinion, or by the shareholders of the Corporation; or through such procedures as shall be authorized in the bylaws of the Corporation.

Section D.        Expenses incurred in defending a civil or criminal Proceeding may be paid by the Corporation in advance of the final disposition of such Proceeding as authorized by the Board of Directors or other appropriate body or party in the manner provided in Section C of this Article Eleven only when the Corporation has received an undertaking by or on behalf of the person who is to receive such payment to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article Eleven.

Section E.        In determining whether the standard of conduct set forth in Section A or Section B has been met, it may be determined that a person has met the standard as to some matters but not as to others, and the amount of indemnification may be accordingly prorated.

Section F.        The indemnification provided by Sections A through E shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders, or otherwise.

Section G.        The indemnification provided by Sections A through E shall inure to the heirs, executors, and administrators of any person entitled to indemnification under this Article.

Section H.        The Corporation may purchase and maintain insurance on any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another Person against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Sections A through E.

ARTICLE TWELVE: REPURCHASE OF STOCK

The Corporation is authorized to purchase or redeem, directly or indirectly, its own shares to the extent of its surplus, without submitting such purchase to a vote of the shareholders of the Corporation.

The Corporation is authorized to purchase its own shares out of stated capital if the purchase is made for the purpose of eliminating fractional shares, collecting or comprising indebtedness to the Corporation or paying shareholders entitled to receive payment for their shares under Section 623 of the New York Business Corporation Law, without submitting such purchase to a vote of the shareholders of the Corporation.

ARTICLE THIRTEEN: AUTHORITY TO BORROW

The Board of Directors is expressly authorized, without the consent of the stockholders, except so far as such consent is herein or by law provided, to issue and sell or otherwise dispose of, for any purpose, the Corporation's bonds, debentures, notes or other securities or obligations, upon such terms and for such consideration as the Board of Directors shall deem advisable and to authorize and cause to be executed mortgages, pledges, charges and liens upon all or part of the real and personal property rights, interest and franchise of the Corporation, including contract rights, whether at the time owned or thereafter acquired.

ARTICLE FOURTEEN: INITIAL OFFICE AND AGENT

The office of the Corporation is located in the Village of Jeffersonville, Sullivan County.

Frederick W. V. Schadt is the initial registered agent of the Corporation and his address is Main Street, Jeffersonville, Sullivan County, New York 12748 and he is designated by the Corporation to receive service of process.

ARTICLE FIFTEEN: SERVICE OF PROCESS

The Corporation has designated the Secretary of State of the State of New York as agent of the Corporation upon whom process against it may be served. A copy of any notice, process or pleading served hereunder should be mailed to:

Jeffersonville Bancorp

Main Street

Jeffersonville, New York 12748

ARTICLE SIXTEEN: INCORPORATOR

The name and address of the incorporator is:

NAME

Michael E. Turnbeaugh

ADDRESS

4700 First International Building Dallas, Texas 75270

ARTICLE SEVENTEEN (ADDED BY AMENDMENT 8-8-1983)

Section A.        The number of directors of the Corporation shall be fixed and may be altered from time to time as may be provided in the bylaws. The directors of the Corporation need not be stockholders therein.

Section B.        The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1984; each initial director in Class II shall hold office until the annual meeting of stockholders in 1985; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1986.

Section C.        In the event of any increase or decrease in the authorized number of directors (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal as possible.

Section D.        Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal for cause. Should a vacancy occur or be created, whether arising through death, resignation or removal for cause of a director or through an increase in the number of directors of any class, such vacancy shall be filled by a majority vote of the remaining directors of the class in which such vacancy occurs, or by the sole remaining director of that class if only one such director remains, or by the majority vote of the remaining directors of the other two classes if there be no remaining member of the class in which the vacancy occurs. A director so elected to fill a vacancy shall serve until the next meeting of stockholders at which the election of directors is in the regular order of business, and until his successor has been duly elected and qualified.

ARTICLE EIGHTEEN (AS AMENDED 4-15-1986, ADDED AS AMENDMENT 8-8-1983)

Section A.    For the purposes of this Article 18:

(1)        The term "beneficial owner" and correlative terms shall have the meaning as set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any similar successor Rule. Without limitation and in addition to the foregoing, any shares of Voting Stock of this Corporation which any Major Stockholder has the right to vote or to acquire (i) pursuant to any agreement, (ii) by reason of tenders of shares by stockholders of the Corporation in connection with or pursuant to a tender offer made by such Major Stockholder (whether or not any tenders have been accepted, but excluding tenders which have been rejected), or (iii) upon the exercise of conversion rights, warrants, options or otherwise, shall be deemed "beneficially owned" by such Major Stockholder.

(2)        The term "Business Combination" shall mean:

(a)        any merger or consolidation (whether in a single transaction or a series of related transactions, including a series of separate transactions with a Major Stockholder, any Affiliate or Associate thereof or any Person acting in concert therewith) of this Corporation or any Subsidiary with or into a Major Stockholder or of a Major Stockholder into this Corporation or a Subsidiary;

(b)        any sale, lease, exchange, transfer, distribution to stockholders or other disposition, including without limitation, a mortgage, pledge or any other security device, to or with a Major Stockholder by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all, substantially all or any Substantial Part of the assets of this Corporation or a Subsidiary (including, without limitation, any securities of a Subsidiary);

(c)        the purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all, substantially all or any Substantial Part of the assets or business of a Major Stockholder;

(d)        the issuance of any securities, or of any rights, warrants or options to acquire any securities, of this Corporation or a Subsidiary to a Major Stockholder or the acquisition by this Corporation or a Subsidiary of any securities, or of any rights, warrants or options to acquire any securities, of a Major Stockholder;

(e)        any reclassification of Voting Stock, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of Voting Stock of the Corporation or any Subsidiary thereof which is beneficially owned by a Major Stockholder, or any partial or complete liquidation, spin off, split off or split up of the Corporation or any Subsidiary thereof; provided, however, that this Section A(2)(e) shall not relate to any transaction of the types specified herein that has been approved by a majority of the Continuing Directors; and

(f)        any agreement, contract or other arrangement providing for any of the transactions described herein.

(3)        The term "Continuing Director" shall mean (i) a person who was a member of the Board of Directors of this Corporation immediately prior to the time that any then existing Major Stockholder became a Major Stockholder or (ii) a person designated (before initially becoming a director) as a Continuing Director by a majority of the then Continuing Directors. All references to a vote of the Continuing Directors shall mean a vote of the total number of Continuing Directors of the Corporation.

(4)        The term "Major Stockholder" shall mean any Person which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or any similar successor Rule) and any Person acting in concert therewith, is the beneficial owner of 10% or more of the votes held by the holders of the outstanding shares of the Voting Stock of this Corporation, and any Affiliate or Associate of a Major Stockholder, including a Person acting in concert therewith. The term "Major Stockholder" shall not include a Subsidiary of this Corporation.

(5)        The term "other consideration to be received" shall include, without limitation, Voting Stock of this Corporation retained by its existing stockholders in the event of a Business Combination which is a merger or consolidation in which this Corporation is the surviving corporation.

(6)        The term "Person" shall mean any individual, corporation, partnership or other person, group or entity (other than the Corporation, any Subsidiary of the Corporation or a trustee holding stock for the benefit of employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, association or group will be deemed a "Person."

(7)        The term "Subsidiary" shall mean any business entity 50% or more of which is beneficially owned by the Corporation.

(8)        The term "Substantial Part," as used in reference to the assets of the Corporation, of any Subsidiary or of any Major Stockholder means assets having a value of more than 5% of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the determination is made.

(9)        The term "Voting Stock" shall mean stock or other securities entitled to vote upon any action to be taken in connection with any Business Combination or entitled to vote generally in the election of directors, including stock or other securities convertible into Voting Stock.

(10)      The term "Capital Stock" shall mean all capital stock of this Corporation authorized to be issued from time to time under Article 4 of this Certificate of Incorporation.

(11)      The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

Section B.        Notwithstanding any other provisions of these Articles of Incorporation and except as set forth in Section C of this Article 18, neither the Corporation nor any Subsidiary shall be party to a Business Combination unless:

(1)        The Business Combination was approved by the Board of Directors of the Corporation prior to the Major Stockholder involved in the Business Combination becoming a Major Stockholder; or

(2)        The Major Stockholder involved in the Business Combination sought and obtained the unanimous prior approval of the Board of Directors to become a Major Stockholder and the Business Combination was approved by a majority of the Continuing Directors; or

(3)        The Business Combination was approved by at least 80% of the Continuing Directors of the Corporation; or

(4)        The Business Combination was approved by at least 80% of the outstanding Voting Stock of this Corporation and by at least 80% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder.

(5)        All of the following conditions shall have been met:

(a)        The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii), (iii) and (iv) below:

(i)        (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Major Stockholder for any share of Common Stock in connection with the acquisition by the Major Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date");

(ii)        the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Major Stockholder became a Major Stockholder (the "Determination Date"), whichever is higher;

(iii)       (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Major Stockholder for any share of Common Stock in connection with the acquisition by the Major Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the Announcement Date to (y) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Major Stockholder acquired beneficial ownership of any share of Common Stock; and

(iv)       the Corporation's net income per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple (if any) of such Major Stockholder or the highest price/earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price/earnings multiples being determined as customarily computed and reported in the financial community);

(b)        The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii), (iii) and (iv) below:

(i)        (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Major Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Major Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date;

(ii)        the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher;

(iii)       (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause (ii), multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Major Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Major Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date to (y) the Fair Market per share of such class or series of Capital Stock on the first day in such two-year period on which the Major Stockholder acquired beneficial ownership of any share of such class or series of Capital Stock; and

(iv)       (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of this Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

The provisions of this Section B(5)(b) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Major Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Class Stock.

(c)        The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Major Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Major Stockholder.

(d)        After such Major Stockholder has become a Major Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Major Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Major Stockholder becoming a Major Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Major Stockholder's percentage beneficial ownership of any class or series of Capital Stock.

(e)        After such Major Stockholder has become a Major Stockholder, such Major Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of this Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(f)        A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of this Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Major Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by this Corporation.

(g)        Such Major Stockholder shall not have made any major change in this Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

Section C.        During the time a Major Stockholder exists, a resolution to voluntarily dissolve the Corporation shall be adopted only upon: (1) the vote by at least 80% of the Continuing Directors of the Corporation; or (2) the vote by at least 80% of the outstanding Voting Stock of this Corporation and by at least 80% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder.

Section D.        As to any particular transaction, the Continuing Directors shall have the power and duty to determine, on the basis of information known to them:

(1)        The amount of Voting Stock beneficially held by any Person;

(2)        Whether a person is an Affiliate or Associate of another;

(3)        Whether a person is acting in concert with another;

(4)        Whether the assets subject to any Business Combination constitute a "Substantial Part" as herein defined;

(5)        Whether a proposed transaction is subject to the provisions of this Article 18; and

(6)        Such other matters with respect to which a determination is required under this Article 18.

Any such determination shall be conclusive and binding for all purposes of this Article 18.

Section E.        Nothing contained in this Article 18 shall be construed to relieve any Major Stockholder from any fiduciary obligation imposed by law.

Section F.        The fact that any Business Combination complies with the provisions of Section B of this Article 18 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of this Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

Section G.        The affirmative vote required by this Article 18 is in addition to the vote of the holders of any class or series of stock of the Corporation otherwise required by law, these Articles of Incorporation, any resolution which has been adopted by the Board of Directors providing for the issuance of a class or series of stock or any agreement between the Corporation and any national securities exchange.

Section H.        Any amendment, change or repeal of this Article 18 or any other amendment of these Articles of Incorporation which would have the effect of modifying or permitting circumvention of the provisions of this Article 18 shall require approval by at least 80% of the outstanding Voting Stock of the Corporation and at least 80% of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder.